Exhibit 99.1

Bank of Florida Corp. Reports Third Quarter 2009 Financial Results

Naples, Florida – November 2, 2009 – Bank of Florida Corporation (NASDAQ: BOFL) reported a net loss to common shareholders of $78.1 million, or $6.10 per diluted common share, in the third quarter of 2009. The net loss to common shareholders reflects a goodwill impairment charge of $62.0 million to write off all of the Company’s goodwill. This charge was a one-time, non-cash accounting transaction that will not affect the Company’s cash flows, liquidity, or tangible capital ratios, and was primarily due to the current state of the financial markets as well as the current market price of the Company’s common stock. Excluding the impact of the goodwill impairment charge, the net loss for the third quarter of 2009 was $16.1 million, or $1.26 per diluted share. This compares to a net loss of $6.5 million, or $0.51 per diluted share, in the second quarter of 2009. Also affecting third quarter results was a $25.7 million provision for loan losses, $13.0 million of which was added to the allowance for loan losses and $12.7 million of which was attributed to net charge-offs. Third quarter highlights include:

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Land, construction and development loans decreased 19% to $238.2 million from $295.4 million at June 30, 2009, although $37.9 million (16%) of these became permanent loans during the third quarter under prior commitments

•	The allowance for loan losses was 3.03% of total loans, compared to 1.96% at June 30, 2009

•	Net charge-offs on an annualized basis were 4.52% of average loans, up from 3.29% of average loans in the second quarter

•	Non-performing loans totaled 11.98% of total loans, compared to 11.12% at June 30, 2009

•	Non-performing assets totaled 10.79% of total assets, compared to 9.74% at June 30, 2009

•	Tangible common equity as a percentage of tangible assets was 6.53%

•	Net interest margin expanded five basis points to 3.02%, compared to 2.97% in the second quarter of 2009

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Total core deposits, which include retail CDARs but exclude wholesale brokered CDs, wholesale CDAR deposits, and CDs with balances in excess of $100,000, increased $58.4 million, or 8%, compared to the second quarter of 2009

•	Since September 30, 2009, core deposits have increased an additional $84.5 million, bringing the total increase since June 30, 2009 to $142.9 million

•	Assets under administration at Bank of Florida Trust Company totaled $734.5 million, an increase of $103.8 million from June 30, 2009

“Our third quarter results were most significantly affected by the $62.0 million goodwill impairment charge and the $25.7 million provision for loan losses. Our ‘core’ earnings, which is a non-GAAP measure that excludes taxes and credit-related expenses as well as the goodwill impairment charge, increased to $2.0 million compared to $1.0 million during the second quarter,” said Chief Executive Officer Michael L. McMullan. “This increase reflected effective management of our net interest margin combined with the cost savings plan that we implemented last quarter.

“We are continuing to work through problem assets systematically, and as quickly and efficiently as possible. Since the beginning of 2008, we have worked out 26 loans totaling $20.9 million prior to the foreclosure process with an average principal loss of 12%. During the same time period, 20 properties have been sold through foreclosure totaling $16.1 million with an average principal loss of 37%. The weighted average rate of principal loss on this $37.0 million was 23%. Currently, 54 loans totaling approximately $74.2 million, or 50% of total non-performing loans, are in the foreclosure process. In addition to working through our non-performing loans, we expect our provisions for loan losses and our allowance for loan losses to remain higher than historic levels.

“Over the past several years, we have also aggressively decreased our exposure to high risk commercial real estate loans, which include land, non-owner occupied commercial and non-owner occupied residential construction loans. These loans accounted for 193% of our total risk-based capital as of September 30, 2009, down from 292% in 2006.

“The Bank of Florida Trust Company continues to perform well. During the third quarter, assets under management, which drive trust revenues, increased by approximately $100 million over the second quarter due to new client assets, market value improvements, and significant additions to existing client accounts. The pipeline for new assets under management, which represents true organic growth, remains strong at approximately $80-$100 million over the next 12 months. We continue to see excellent opportunities to add new clients and experienced wealth management professionals, particularly within the Tampa, Naples, and Miami-Dade markets due to industry disruption created as a result of the current financial crisis.”

Net Interest Income

Net interest income for the third quarter of 2009 totaled $9.6 million, an increase of 1% compared to the second quarter of 2009. The net interest margin increased five basis points to 3.02%, compared to 2.97% in the second quarter of 2009, primarily as a result of lower costs of funds as market rates on deposits continued to ease, as well as an 8% increase in core deposits. The net interest margin, excluding the effects of nonaccrual loans and their related funding costs, would have been approximately 3.34% in the third quarter of 2009 compared to approximately 3.26% in the second quarter of this year.

Non-Interest Income

Non-interest income decreased to $1.6 million in the third quarter from $2.7 million in the second quarter, primarily due to an $839,000 decrease in gains on the sale of investment securities. Also impacting non-interest income during the third quarter was a $240,000 loss on the sale of one loan and a $260,000 loss on the sale of certain Other Real Estate Owned. Excluding gains on the sale of investment securities and the loss on the sale of assets, non-interest income increased 38% during the third quarter. Service charges and fees increased 63%, primarily due to income of $382,000 related to hedge ineffectiveness and the termination of a derivative transaction. Trust fees increased 13% as a result of new client business, additional inflows of client assets, and improved equity market conditions.

Non-Interest Expense

Non-interest expense increased $60.3 million over the second quarter 2009 to $73.0 million, due to the one-time, non-cash goodwill impairment charge of $62.0 million. Excluding the goodwill impairment charge, non-interest expense decreased $1.7 million, or 13%, as a direct result of the various cost saving measures which were implemented during the second and third quarters.

Asset Quality and Provision for Loan Losses

Non-performing loans totaled $150.1 million, or 11.98% of total loans, up $9.1 million from $141.0 million, or 11.12% of total loans as of the end of the second quarter. The increase in non-performing loans was primarily related to eight commercial real estate loans totaling $20.2 million, offset by net

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	2

charge-offs of $12.7 million and transfers to Other Real Estate Owned of $5.3 million. The Company had $87.8 million and $87.7 million in loans defined as troubled debt restructurings as of September 30, 2009 and June 30, 2009, respectively. Of those amounts, $46.3 million and $54.6 million were accruing as of September 30, 2009 and June 30, 2009, respectively, and performing in accordance with their restructured terms. At September 30, 2009, there was $3.1 million in loans that were contractually past due 90 days or more as to principal or interest payments and still accruing interest as compared to $2.3 million at June 30, 2009. Non-performing assets were $160.6 million, or 10.79% of total assets, an increase of $11.7 million from $148.9 million or 9.74% of total assets as of the end of the second quarter.

Net charge-offs were $12.7 million, or 4.52% of average loans on an annualized basis, an increase of $3.2 million from $9.5 million, or 3.29% of average loans in the second quarter on an annualized basis. Net charge offs during the third quarter of 2009 were primarily related to valuation adjustments on several large residential construction loans. The provision for loan losses totaled $25.7 million, up $15.9 million from $9.8 million in the second quarter. The allowance for loan losses increased to $38.0 million or 3.03% of total loans, compared to $24.8 million, or 1.96% of total loans, at the end of the second quarter.

Balance Sheet and Capital

Total assets decreased $40.9 million, or 3%, to $1.5 billion at the end of the third quarter compared to the second quarter, primarily due to the goodwill impairment charge of $62.0 million. Excluding this write-off, total assets increased $21.1 million, or 1%. New loan production for the quarter was $21.0 million, primarily due to prior loan commitments in commercial real estate loans. Also contributing to new loan production in the third quarter were increased balances in one-to-four family residential, and commercial and industrial loans. Overall, loans decreased $14.1 million, or 1%, compared to the second quarter, primarily due to pay downs and charge-offs of non-performing loans. During the quarter, the Company used cash inflows from new deposits to pay down maturing borrowings and runoff of $11.0 million of brokered deposits to provide $35.9 million in on-balance sheet liquidity.

Total core deposits increased $58.4 million compared to the second quarter of 2009 due to a focus on lower cost money market and core CD deposits, which more than offset a $45.2 million runoff in retail CDARs. The decrease in retail CDARs was the direct result of a concentrated effort to lower the cost of funding and improve the net interest margin. At the end of the third quarter of 2009, core deposits increased to approximately 65% of total deposits, compared to 63% at the end of the second quarter. Management defines core deposits as the sum of demand deposits, NOW, MMDA, Savings, CDs less than $100,000 and reciprocal CDARs. The Federal Financial Institutions Examinations Council (FFIEC) defines core deposits as the sum of demand deposits, all NOW and ATS accounts, MMDA savings, other savings deposits, and time deposits under $100,000. Since September 30, 2009, core deposits have increased an additional $84.5 million, none of which were retail CDARs. The Company has suspended its participation in the CDARs program beginning in the fourth quarter of 2009, which is not expected to have a significant effect upon its liquidity position.

Shareholders’ equity at September 30, 2009 totaled $103.9 million, a decrease of $76.9 million, or 43%, compared to June 30, 2009 primarily due to the goodwill impairment charge. Excluding this charge, shareholders’ equity totaled $165.8 million, a decrease of $15.0 million, or 8%. Tangible common equity as a percentage of tangible assets stood at 6.53%, compared to 7.69% at the end of the second quarter of 2009. Consolidated tier 1 leverage, tier 1 risk-based capital, and total risk-based capital ratios were approximately 5.60%, 6.73%, and 9.28%, respectively, as of September 30, 2009.

The following tables summarize the Company’s results for the third quarter of 2009.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	3

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida – Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on “Investor Relations.” To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Certain of the statements made herein are “forward-looking statements”, within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. Statements and predictions regarding provisions for loan losses, levels of the allowance for loan losses, levels of non-performing loans and assets, migration of loans into non-performing status and problem loan and asset resolutions (including foreclosures), and pipelines of assets under management are forward looking statements. Many of these are not within our control.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008 and in our quarterly report on Form 10-Q for the period ending September 30, 2009 filed on the same day under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors,” and otherwise in our SEC reports and filings, including the 8-K to which this is an exhibit. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

Contact Information:

Tracy L. Keegan

Executive VP & CFO

(239) 254-2147

Megan Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com

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1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	4